Exhibit 99.1

Real Goods Solar Reports Fourth Quarter and Fiscal 2008 Results

Boulder, CO, March 10, 2009 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, announced today results for its fourth quarter and fiscal year ended December 31, 2008.

Revenue for the year ended December 31, 2008 increased 107.3% to $39.2 million from $18.9 million recorded in the same period last year, primarily due to acquisitions.

Gross profit increased to $10.4 million, or 26.6% of revenue for the year, from $6.5 million, or 34.3% of revenue in 2007. The decrease in gross margin percent primarily reflects the consolidation of the acquisitions of Marin Solar, Carlson Solar and Independent Energy Systems, which have traditionally produced lower gross profit margins.

Operating expenses as a percent of revenue increased 250 basis points year over year to 35.8% from 33.3%. This increase primarily reflects the impact of the consolidation of the acquisition of Regrid Power during the fourth quarter, integration costs related to the Company’s 2008 acquisitions, and the incremental costs associated with being a public company.

Other expenses of $27.2 million for the year represent a non-cash charge related to the impairment of goodwill and other intangible assets recorded as part of historical acquisitions. The impairment, resulting from the application of SFAS No. 142, Goodwill and Other Intangible Assets, was driven by the decline in the market price of the Company’s common shares (Nasdaq) experienced in the fourth quarter.

Net loss for the year, including the above non-cash charge, was $28.0 million, or $1.86 per share, as compared to net income of $0.1 million, or $0.01 per share, for the year ended December 31, 2007. Excluding the impairment charge (and net of a related $1.6 million tax benefit), net loss for the year would have been $2.3 million, or $0.16 per share.

For the fourth quarter of 2008, Real Goods net revenue increased to $13.5 million, a 133.8% increase from $5.8 million for the same period last year. Net loss for the quarter, including the above non-cash charge, totaled $27.4 million, or $1.53 per share. Excluding the impairment charge (and net of a related $1.6 million tax benefit), net loss for the quarter would have been $1.8 million, or $0.10 per share.

2007 financials do not include Real Goods’ 2008 acquisitions, related integration costs, nor the costs associated with being a public company.

“The fourth quarter was a challenging period for the industry and for Real Goods Solar,” commented Tom McCalmont, Chief Executive Officer. “Because of the tough economic environment in the fourth quarter we placed a significant emphasis on acquisition integration, which included a reduction in headcount, centralization of functions, standardization of products and processes, and a drive towards improved operational efficiencies.”

“We are working hard to cut costs and drive synergies across the Real Goods organization during this challenging period and anticipate being complete with most of our integration by the end of April,” said Erik Zech, Chief Financial Officer. “The changes we are making will position the Company to drive profitability. Our balance sheet remains strong with over $12 million of cash at the end of the year and we are intensely focused on improving this position going forward.”

Real Goods Solar also announced that it will host a conference call tomorrow, March 11, 2009, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the fourth quarter and fiscal 2008 results.

Dial-in No.:	800-762-9058 (domestic) or 480-629-1990 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until 12:00 a.m. EDT on March 17, 2009.

Replay number:	800-406-7325 (domestic) or 303-590-3030 (international)
Pin:	4024824

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 4,500 solar systems. Real Goods Solar offers turnkey solar energy services, and has 30 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods’ filings with the Securities and Exchange Commission. Real Goods assumes no duty to update any forward-looking statements.

Contact:	John Mills
Senior Managing Director
ICR, Inc.
310-954-1105
jmills@icrinc.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2008		Three Months Ended December 31, 2007
Net revenue	$13,479	100.0%	$5,765	100.0%
Cost of goods sold	10,318	76.5%	3,805	66.0%

Gross profit	3,161	23.5%	1,960	34.0%
Operating expenses	5,668	42.1%	1,915	33.2%
Other expenses	27,192	201.7%	—	0.0%

Income (loss) from operations	(29,699)	-220.3%	45	0.8%
Other income	59	0.4%	—	0.0%

Income (loss) before income taxes	(29,640)	-219.9%	45	0.8%
Income tax expense (benefit)	(2,244)	-16.6%	21	0.4%

Net income (loss)	$(27,396)	-203.3%	$24	0.4%

Shares outstanding:
Basic	17,889		10,000
Diluted	17,889		10,000
Income (loss) per share:
Basic	$(1.53)		$0.00
Diluted	$(1.53)		$0.00

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2007
Net revenue	$39,221	100.0%	$18,922	100.0%
Cost of goods sold	28,779	73.4%	12,426	65.7%

Gross profit	10,442	26.6%	6,496	34.3%
Operating expenses	14,051	35.8%	6,310	33.3%
Other expenses	27,192	69.3%	—	0.0%

Income (loss) from operations	(30,801)	-78.5%	186	1.0%
Other income	261	0.6%	—	0.0%

Income (loss) before income taxes	(30,540)	-77.9%	186	1.0%
Income tax expense (benefit)	(2,590)	-6.6%	84	0.5%
Minority interest in net income of consolidated subsidiary, net of tax	(5)	0.0%	—	0.0%

Net income (loss)	$(27,955)	-71.3%	$102	0.5%

Shares outstanding:
Basic	15,014		10,000
Diluted	15,014		10,000
Income (loss) per share:
Basic	$(1.86)		$0.01
Diluted	$(1.86)		$0.01

REAL GOODS SOLAR, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,339	$542
Accounts receivable, net	7,711	3,632
Inventory	9,170	2,454
Deferred costs on uncompleted contracts	970	992
Deferred advertising costs	251	277
Deferred tax assets	515	154
Other current assets	521	19

Total current assets	31,477	8,070
Property and equipment, net	5,298	4,382
Goodwill, net	—	5,927
Other intangibles, net Deferred tax assets Other assets	— 2,239 1,051	167 2,324 116

Total assets	$40,065	$20,986

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,501	$1,275
Accrued liabilities	1,135	421
Deferred revenue on uncompleted contracts	400	1,354
Payable to Gaiam	1,111	16,286

Total current liabilities	9,147	19,336
Commitments and contingencies
Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 15,736,683 shares and no shares issued and outstanding at December 31, 2008 and 2007, respectively	1	—
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 2,153,293 shares and no shares issued and outstanding at December 31, 2008 and 2007, respectively	—	—
Additional paid-in capital	59,372	2,150
Accumulated deficit	(28,455)	(500)

Total shareholders’ equity	30,918	1,650

Total liabilities and shareholders’ equity	$40,065	$20,986